Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 14, 2021, Synthetic Biologics, Inc. (the “Company” or the “Buyer”) entered into a Share Purchase Agreement (the “Agreement” or “SPA”) with VCN Biosciences, S.L. (“VCN”) and each of VCN’s shareholders (the “Sellers ”) pursuant to which the Company would purchase 100% of VCN’s capital stock in exchange for total consideration consisting of $4.7 million (the “Closing Cash Consideration”), 2,639,531 of shares of the Company’s common stock (equal to 19.99% of outstanding shares of common stock on the Closing Date) (the “Closing Shares”) and certain contingent milestone payments of up to $70.25 million payable in cash (the “Milestone Payments” and, collectively with the Closing Cash Consideration and the Closing Shares, the “Total Consideration”). The transaction is hereinafter referred to as the “Acquisition.” The Acquisition closed on March 10, 2022 (the “Closing” or the “Closing Date”).

VCN is a private limited company founded in Spain in 2009 and is headquartered in Barcelona. VCN’s operations consist primarily of research and development activities with respect to certain biotechnologies and VCN is in its early stages of development. The Acquisition is legally structured pursuant to Spanish law to result in the tax-free purchase of shares. After the Closing (as defined below), VCN continued its current legal structure as a private limited company (sociedad limitada) formed under the laws of Spain and became a wholly owned subsidiary of Company.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 are based on the historical audited financial statements of the Company and VCN. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 gives effect to the Acquisition as if it had occurred on January 1, 2022. The unaudited pro forma condensed balance sheet as of June 30, 2022 is not required since VCN's results for that period are included in the Company's consolidated balance sheet as of that date. The unaudited pro forma statement of operations for the year ended December 31, 2021 was filed in the Company's Current Report on Form 8-K/A on May 6, 2022.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The combined company’s actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma combined financial information herein has been adjusted to depict the accounting of a business combination for the Acquisition (“Transaction Accounting Adjustments”), which reflect the application of the purchase accounting required by U.S. GAAP and SEC rules and regulations, linking the effects of the Acquisition to the historical consolidated financial statements. The unaudited pro forma combined financial information does not present any synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”) and only presents Transaction Accounting Adjustments. The unaudited pro forma condensed combined financial statements reflect management’s preliminary and best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed in the Acquisition based on information currently available. Certain valuations and studies necessary to finalize the determination of estimated fair values and estimated useful lives, are incomplete as of the date of this filing. As final valuations are performed, increases or decreases in the unaudited pro forma condensed combined fair value of assets acquired and liabilities assumed may result in adjustments, which may be material, to the balance sheet and/or statements of operations.

Certain reclassifications and adjustments were made to VCN’s historical financial statements to conform them to generally accepted accounting principles in the U.S., reclassify VCN’s financial statement presentation to align them with the Company’s presentation, and to translate VCN’s reporting currency (the Euro) to the Company’s reporting currency (the U.S. dollar).

	Synthetic Biologics, Inc. Unaudited Pro Forma Statement of Operations For the year ended June 30, 2022 (Amounts in thousands)

	Synthetic Biologics, Inc. Historical	VCN Biosciences, S.L. Historical January 1, 2022 - March 9, 2022	Reclassifications and Basis of Accounting Adjustments (VCN) Note 3		Translation of VCN Historical Financial Statements to USD Reporting Currency	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative	$3,155	€208	€-		$235		$3,390
Research and development	6,082	627	(378	)(1)	281	-	6,363
Total operating expenses	9,237	835	(378)		516	-	9,753

Operating loss	(9,237)	(835)	378		(516)	-	(9,753)

Other income (expense)
Interest and other income	(31)	8	-		9		(22)
Interest and other expense	27	(15)	-		(17)		10
Total other income (expense)	(4)	(7)	-		(8)	-	(12)

Provision (benefit) for income taxes	-	-	-		-		-

Net loss	$(9,241)	€(842)	€378		$(524)	$-	$(9,765)

Net Loss Attributable to Non-controlling Interest	-				-		-
Net Loss Attributable to Synthetic Biologics, Inc.	(9,241)	(842)	378		(524)	-	(9,765)

Effect of Series A Preferred Stock Price Adjustment	-	-	-		-		-
Series A and B Preferred Stock Dividends	-	-	-		-		-
Net Loss Attributable to Common Stockholders	$(9,241)	$(842)	$378		$(524)	$-	$(9,765)

Net loss per common share - basic and diluted	$0.62						$(0.00)
Weighted average shares outstanding - basic and diluted	14,837,832						14,837,832

Net Loss	(9,241)						(9,765)
Loss on foreign currency translation	(1,317)						(1,317)
Total comprehensive loss	(10,558)						(11,082)
Comprehensive loss attributable to non-controlling interest	-						-
Comprehensive loss attributable to Synthetic Biologics, Inc. and Subsidiaries	$(10,558)						$(11,082)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On December 14, 2021, Synthetic Biologics, Inc. (the “Company” or the “Buyer”) entered into a Share Purchase Agreement (the “Agreement” or “SPA”) with VCN Biosciences, S.L. (“VCN”) and each of VCN’s shareholders (the “Sellers ”) pursuant to which the Company would purchase 100% of VCN’s capital stock in exchange for total consideration consisting of $4.7 million (the “Closing Cash Consideration”), 26,395,303 of shares of the Company’s common stock (equal to 19.99% of outstanding shares of common stock on the Closing Date) (the “Closing Shares”) and certain contingent milestone payments of up to $70.25 million payable in cash (the “Milestone Payments” and, collectively with the Closing Cash Consideration and the Closing Shares, the “Total Consideration”). The transaction is hereinafter referred to as the “Acquisition.” The Acquisition closed on March 10, 2022 (the “Closing” or the “Closing Date”).

VCN is a private limited company founded in Spain in 2009 and is headquartered in Barcelona. VCN’s operations consist primarily of research and development activities with respect to certain biotechnologies and VCN is in its early stages of development. The Acquisition is legally structured pursuant to Spanish law to result in the tax-free purchase of shares. After the Closing (as defined below), VCN continued its current legal structure as a private limited company (sociedad limitada) formed under the laws of Spain and became a wholly owned subsidiary of Company.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and the regulations of the U.S. Securities and Exchange Commission (the “SEC”) and are intended to show how the Acquisition might have affected the historical financial statements if the Acquisition had been completed on January 1, 2022 for the purpose of the statement of operations for the six months ended June 30, 2022.

The Acquisition will be accounted for as a business combination, with the Company treated as the “acquirer” and VCN treated as the “acquired” company for financial reporting purposes. Under the acquisition method of accounting, the total estimated purchase price of an acquisition allocated to the net tangible and intangible assets is based on their estimated fair values. Such valuations are based on available information and certain assumptions that management believes are reasonable. The preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is based on various preliminary estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information includes certain reclassifications to conform the historical financial statement presentation of VCN to the Company. See “Note 3 – Reclassifications and Conforming Basis Adjustments” herein for additional information on the reclassifications.

Certain disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in these unaudited pro forma condensed combined financial statements as permitted by SEC rules and regulations.

3.	Reclassifications and Conforming Basis Adjustments

An adjustment is presented in the accompanying pro forma financial statements, as follows:

(1)	To adjust research and development expense for the settlement of pre-existing loan expensed by Grifols which is accounted for as part of GAAP purchase consideration

All VCN statement of operations amounts have been translated into the Company’s U.S. dollar reporting currency using the average exchange rates for the six months ended June 30, 2022.

There are no Transaction Accounting Adjustments required for the six months ended June 30, 2022.

4.	Net Loss Per Share

Pro forma net loss attributable to common stockholders as originally reported for the six month ended June 30,2022 is adjusted for the pro forma impacts of the Acquisition. Basic and diluted weighted average shares outstanding as originally reported are adjusted to reflect the effects of the issuance of 2,639,531 shares of common stock to the Sellers as of January 1, 2022.